Filed Pursuant to Rule 424(b)(2)

Registration No. 333-200089

Pricing Supplement dated February 19, 2016 to the

Prospectus dated December 1, 2014

Prospectus Supplement dated December 1, 2014 and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated July 9, 2015

The Bank of Nova Scotia

$8,510,000

Equity Linked Index Notes, Series A

Linked to the Raymond James CEFR Domestic Equity Total Return Index

Due February 25, 2019

The Equity Linked Index Notes, Series A Linked to the Raymond James CEFR Domestic Equity Total Return Index Due February 25, 2019 (the “Notes”) offered hereunder are unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the Reference Asset (defined below) and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The Notes will not bear interest.  The amount that you will be paid on your Notes at maturity is based on the performance of the Raymond James CEFR Domestic Equity Total Return Index (which we refer to as the Reference Asset or Index) as measured from the Trade Date (as defined below) to and including the final Valuation Date (as described below). If the Percentage Change (as defined below) of the Reference Asset is less than 4.1237% you may lose all or a portion of your investment in the Notes. Any payment on your Notes is subject to the creditworthiness of the Bank.

The Reference Asset is an index of certain closed-end funds that are included in either the Morningstar U.S. Sector Equity category or the Morningstar U.S. Equity category (each, a “Reference Fund”). The weighting of the Reference Funds in the Reference Asset is subject to liquidity adjustments as further described in “Information Regarding the Reference Asset” herein. The Reference Funds which comprise the Reference Asset are selected by the Closed-End Fund Research Department at Raymond James & Associates, Inc. (“Raymond James”). We have no involvement in the creation, calculation or maintenance of the Index.

Your payment at maturity (which we refer to as the Payment at Maturity) will depend on the performance of the Reference Asset, the level of which reflects dividends paid on the Reference Funds.  The Payment at Maturity will be equal to the Principal Amount (as defined below) plus the product of the Principal Amount and the Final Index Return (as defined below). The Final Index Return will equal (i) the Adjusted Final Level (as defined below) minus the Initial Level (as defined below) divided by (ii) the Initial Level.  As described in more detail below, if the Percentage Change (as defined below) is not at least 4.1237%, you will lose some or all of your initial investment in the Notes.

We describe in more detail herein how the Payment at Maturity will be determined.

Following the determination of the Initial Level, the amount you will be paid on your Notes at maturity will not be affected by the closing level of the Reference Asset on any day other than on each of the Valuation Dates. You could lose a substantial portion of your investment in the Notes. A Percentage Change of less than 4.1237% between the Initial Level and the Final Level (as defined below) will reduce the payment you will receive at maturity below the Principal Amount of your Notes.  In addition, the Notes will not bear interest, and no other payments on your Notes will be made prior to maturity.

The difference between the estimated value1 of your Notes and the Original Issue Price (as defined below) reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, if you were to sell your Notes in the secondary market, if any, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date and you may lose all or a substantial portion of your initial investment. As the price of the Notes is above par, the market value of your Notes may suffer even a greater decline if sold in the secondary market. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and the hedging transactions it enters into with its affiliates. The Bank’s affiliates will also realize a profit that will be based on (i) the payments received on the hedging transactions minus (ii) the cost of creating and maintaining the hedging transactions.

The Notes are derivative products based on the performance of the Reference Asset.  The return on your Notes will relate to the average closing levels of the Reference Asset during the Valuation Period.  The Reference Asset is a total return index, which takes into account dividends, less certain fees.  The Notes do not constitute a direct investment in any of the Reference Funds. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such Reference Funds and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers of Reference Funds including, without limitation, any voting rights or rights to receive dividends or other distributions (except that dividend distributions will be reflected in the level of the Reference Asset).

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT, THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT OR PRODUCT PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE NOTES ARE NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION PURSUANT TO THE CANADA DEPOSIT INSURANCE CORPORATION ACT OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in the Notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of our affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-31 of the accompanying product prospectus supplement.

	Per Note	Total
Price to public	100.00%	$8,510,000
Fees and Commissions[2]	3.00%	$255,300
Proceeds to The Bank of Nova Scotia[3]	97.00%	$8,254,700

Investment in the Notes involves certain risks.  You should refer to “Additional Risks” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about February 24, 2016 against payment in immediately available funds.

Scotia Capital (USA) Inc.

1  The estimated value of the Notes on the Trade Date as determined by the Bank is $970.00 (97.00%) per $1,000 Principal Amount of the Notes, which is less than the Original Issue Price.  See “The Bank’s Estimated Value of the Notes” in this pricing supplement for additional information.

2  Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Notes and, as part of the distribution, will sell the Notes to Raymond James at a discount of up to $20.00 (2.00%) per $1,000 Principal Amount of the Notes.  Raymond James may pay Scotia Capital (USA) Inc. up to $10.00 (1.00%) per $1,000 Principal Amount of the Notes as a structuring fee.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

3  Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)

CUSIP/ISIN:	CUSIP 064159HF6/ ISIN US064159HF68

Type of Notes:	Equity Linked Index Notes, Series A

Reference Asset:	The Raymond James CEFR Domestic Equity Total Return Index (Bloomberg Ticker: RJCEFTR)

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Principal Amount:	$1,000 per Note

Original Issue Price:	100.00% of the Principal Amount of each Note

Currency:	U.S. Dollars

Trade Date:	February 19, 2016

Original Issue Date:	February 24, 2016

Maturity Date:	February 25, 2019 subject to adjustment as described in more detail on PS-17 in the accompanying product prospectus supplement.

Valuation Period:

The period of ten Business Days (each such Business Day, a “Valuation Date”) immediately prior to and ending on February 20, 2019 (approximately 36 months after the Trade Date unless postponed due to a market disruption event).  See “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 in the accompanying product prospectus supplement.

Index Adjustment Amount:

An amount equal to $1.25 per Note.  Index Adjustment Amounts will accrue quarterly beginning on the next rebalancing date of the Reference Asset to occur following the first anniversary of the Original Issue Date and any valuations of the Notes shall reflect Index Adjustment Amounts which have accrued prior to such valuation. The maximum aggregate amount of Index Adjustment Amounts that may accrue over the tenor of the Notes is equal to $10.00 per Note.

Final Index Return:	The result of (i) the Adjusted Final Level minus the Initial Level divided by (ii) the Initial Level, expressed as a positive or negative percentage.

Principal at Risk:	You may lose a substantial portion of your initial investment at maturity if there is a percentage change from the Initial Level to the Final Level of less than 4.1237%.

Breakeven Level:

4.1237% for the principal payment at maturity which is expressed as a percentage and calculated using the following formula: the excess of (1) the quotient of: (a) the sum of (i) the Original Issue Price and (ii) the maximum aggregate Index Adjustment Amounts, divided by (b) an amount equal to (i) Principal Amount minus (ii) the product of Principal Amount multiplied by Fees and Commissions, over (2) 100%.

Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Notes and, as part of the distribution, will sell the Notes to Raymond James at a discount of up to $20.00 (2.00%) per $1,000 Principal Amount of the Notes.  Raymond James may pay Scotia Capital (USA) Inc. up to $10.00 (1.00%) per $1,000 Principal Amount of the Notes as a structuring fee.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Payment at Maturity:	On the stated Maturity Date, you will receive an amount in cash per Note equal to:

[Principal Amount x [1 – Fees and Commissions] x [1 + Final Index Return]]

The Percentage Change must exceed 4.1237% in order for you to receive a Payment Amount per $1,000 in Principal Amount of the Notes that exceeds the Original Issue Price of the Notes set forth above.  In addition, the Payment Amount could be substantially less than the Principal Amount of the Notes.

You could lose all or a substantial portion of your investment in your Notes if the Percentage Change of the index level is less than 4.1237%.

Initial Level:	Simple average, based on the Closing Levels of the Reference Asset on the first 10 Business Days to occur on and immediately following the Trade Date.

Closing Level:

The Closing Level of the Reference Asset will be determined based upon the closing level published on the Bloomberg page “RJCEFTR<Index>“ or any successor page on Bloomberg or any successor service, as applicable, on any date of determination.  In certain special circumstances, the Closing Level will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert.  See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on PS-18 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

Final Level:	The simple average of the Closing Levels of the Reference Asset on each Valuation Date during the Valuation Period.

Adjusted Final Level:

A level, which may be a positive or negative value, equal to:

The Final Level — [the Initial Level x the aggregate Index Adjustment Amount per Note ÷ [Principal Amount per Note — Principal Amount per Note x Fees and Commissions]]

Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Final Level – Initial Level

Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank

Form of Notes:	Book-entry

Early Redemption Fee:

For any secondary market transaction executed by Scotia Capital (USA) Inc. occurring during the following periods, an amount per Note equal to:

From Original Issue Date to and including February 20, 2017, 0.75%;

From and excluding February 20, 2017 to and including February 20, 2018, 0.50%;

From and excluding February 20, 2018 to and including the Maturity Date, 0.25%.

Any Early Redemption Fee payable on any secondary market transaction will be calculated based on the Principal Amount being redeemed.  Secondary market redemptions are at the discretion of Scotia Capital (USA) Inc.  The Notes are not redeemable at the option of the holder.  See “Description of the Reference Asset—License Agreement—Licensing Fees.”

If Scotia Capital (USA) redeems your Notes prior to maturity in a secondary market transaction, any price you receive for your Notes will be subject to the Early Redemption Fee noted above.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law).  Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” below.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes

Clearance and Settlement:	The Depository Trust Company

Business Day:	New York and Toronto

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 1, 2014, as supplemented by the prospectus supplement dated December 1, 2014 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated July 9, 2015, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product prospectus supplement in several important ways.  You should read this pricing supplement, including the documents incorporated by reference herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated December 1, 2014:

https://www.sec.gov/Archives/edgar/data/9631/000089109214008992/e61582_424b3.htm

Prospectus Supplement dated December 1, 2014:

https://www.sec.gov/Archives/edgar/data/9631/000089109214008993/e61583-424b3.htm

Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated July 9, 2015:

https://www.sec.gov/Archives/edgar/data/9631/000089109215006204/e65075-424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov or by accessing the links above.  Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

•             You fully understand the risks inherent in an investment in the Notes, including the risk of losing a substantial portion of your initial investment.

•             You can tolerate a loss of your initial investment.

•             You believe that the Reference Asset will appreciate over the term of the Notes and that the appreciation is likely to exceed the Breakeven Level.

•             You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.

•             You do not seek current income from your investment.

•             You are comfortable with the limited performance history of the Reference Asset, as the current methodology of the Reference Asset was launched recently and it does not have an established performance record.

•             You are willing to hold the Notes to maturity, a term of approximately 36 months, and accept that there may be little or no secondary market for the Notes.

•             You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•             You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing a substantial portion of your initial investment.

•             You require an investment designed to guarantee a full return of principal at maturity.

•             You cannot tolerate a loss of a substantial portion of your initial investment.

•             You believe that the level of the Reference Asset will decline during the term of the Notes, or you believe the Reference Asset will not appreciate over the term of the Notes beyond a Breakeven Level.

•             You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.

•             You seek current income from your investment or prefer to receive dividends or other distributions paid on the funds included in the Reference Asset.

•             You are uncomfortable with the limited performance history of the Reference Assets, as the current methodology of the Reference Asset was launched recently and you prefer to invest in a Reference Asset that has an established performance record.

•             You are unable or unwilling to hold the Notes to maturity, a term of approximately 36 months, or you seek an investment for which there will be a secondary market.

•             You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Notes.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•    the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•   the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due date”) and ending on the third Business Day after that day, unless:

•    no quotation of the kind referred to above is obtained, or

•   every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•    A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•    P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 21 of the accompanying prospectus.

TAX REDEMPTION

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

•      as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes; or

•      on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Notes to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Notes are not redeemable prior to their maturity.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Index and the related effect on the Payment Amount.  The following hypothetical examples illustrate the payment you would receive on the stated Maturity Date if you purchased $1,000 in Principal Amount of the Notes with an Original Issue Price of $1,000.00.  Numbers appearing in the examples below have been rounded for ease of analysis.

Percentage Change	Payment at Maturity per $1,000.00 Original Issue Price of the Notes	Percentage Gain (or Loss) per $1,000.00 Original Issue Price of the Notes
40.00%	$1,348.00	34.80%
30.00%	$1,251.00	25.10%
20.00%	$1,154.00	15.40%
10.00%	$1,057.00	5.70%
4.1237% (1)	$1,000.00	0.00%
0.00% (2)	$960.00	-4.00%
-10.00%	$863.00	-13.70%
-20.00%	$766.00	-23.40%
-30.00%	$669.00	-33.10%
-40.00%	$572.00	-42.80%

(1) For you to receive a Payment Amount greater than the Original Issue Price of the Notes, the Percentage Change must be greater than the Breakeven Level of 4.1237% due to the effect of both the maximum aggregate Index Adjustment Amounts and the Fees and Commissions.

(2) If the Percentage Change is not at least 4.1237%, you will lose some or all of your initial investment in the Notes.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank.  If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL RISKS

An investment in the Notes involves significant risks.  In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions or fees paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Risk of Loss at Maturity

Any payment on the Notes at maturity depends on the Percentage Change of the Reference Asset.  The Bank will only repay you the full Principal Amount of your Notes if the Percentage Change is equal to or greater than 4.1237%.  If the Percentage Change is less than 4.1237%, meaning the percentage increase from the Initial Level to the Final Level is less than the 4.1237%, you will lose a significant portion of your initial investment.  Accordingly, you may lose a substantial portion of your investment in the Notes if the percentage increase from the Initial Level to the Final Level is less than 4.1237%.

The Notes Differ from Conventional Debt Instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Notes will not bear interest and, accordingly, you will not receive any interest payments on the Notes.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

The Bank of Nova Scotia has no involvement in the Index

The Index is a proprietary index created by Raymond James & Associates, Inc. (the “Index Sponsor”).  We have no involvement in the creation of the Index, its calculation, the List, or the selection of securities to be included in the Index or the List.

There are uncertainties regarding the Index because of its limited performance history

The Reference Asset began publishing performance data on April 10, 2015. Because the Reference Asset is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to an index with a more established record of performance.  Past performance of the Reference Asset is not indicative of future results.

The Index may, at times, lack industry, market capitalization or geographic diversification

The Index methodology does not require diversity in any particular industry, geographic area or market capitalization of any particular Reference Fund.  Consequently, from time to time, the Index may be concentrated in funds that invest in a particular industry, sector or geographic area (which may be outside of the United States), and also may contain a high percentage of companies with a similar market capitalization, daily average trading value and discount to net asset value.  These potential concentrations may have an adverse effect on the level of the Index if, for example, a negative event occurs in a particular industry, segment or geographic area.

Extraordinary events may require an adjustment to the calculation of the Index

At any time during the term of the Notes, the daily calculation of the Index level may be adjusted in the event that the Index Calculation Agent (as defined below) determines that an extraordinary event has occurred.  Any such extraordinary event may have an adverse impact on the level of the Index or the manner in which it is calculated.  See “Information Regarding the Reference Asset—Index Maintenance.”

There are potential conflicts of interest between you and the Calculation Agent

Scotia Capital, Inc., the Calculation Agent, is one of our affiliates.  In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes.  The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the level of the Index and the value of the Notes.

Investors should investigate the Reference Funds as if investing directly.

Investors should conduct their own diligence of the Reference Funds as an investor would if it were directly investing in the Reference Funds.  We make no representation or warranty with respect to the accuracy, validity or completeness of any information provided by the Index Sponsor or the Reference Funds.  Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed.  Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Funds could affect any payment at maturity.  Investors should not conclude that the sale by the Issuer of the Notes is any form of investment recommendation by the Issuer or any of its affiliates to invest in the Reference Funds.

Your Investment in the Notes is Subject to Risks Associated with the Reference Funds

The Payment on Maturity, if any, is linked to the performance of the Reference Funds.  Accordingly, certain risk factors applicable to investors who invest directly in the Reference Funds are also applicable to an investment in the Notes, to the extent that such risk factors could adversely affect the performance of the Notes.  Examples of such risk factors include, without limitation, portfolio management risk, debt securities risk, senior loan risk, high-yield / junk bond risk, liquidity risk, credit risk, interest rate risk, foreign securities risk, currency risk, government securities risk, mortgage-related securities risk, and derivatives risk.  As a result of these and other risks, the Reference Funds may not achieve their investment objectives.  A description of these and other risks applicable each Reference Fund can be found in the offering documents published by each Reference Fund manager and may be obtained from the website for each Reference Fund.

Investors should recognize that it is impossible to know whether the value of the assets held by the Reference Funds will rise or fall and whether the investment decisions of the Reference Fund managers will prove to be successful.  Trading prices of such assets will be affected by many factors that interrelate in complex ways, including economic, financial, political, military, regulatory, legal and other events.

The Notes are Subject to Market Risk

The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Funds, and the extent to which the Percentage Change is positive or negative. The levels of the Reference Asset can rise or fall sharply due to factors specific to the Reference Funds, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

In addition, the Percentage Change must be greater than 4.1237% in order for you to receive a Payment Amount greater than the Original Issue Price of the Notes.  You may lose all or a substantial portion of the amount that you invested to purchase the Notes.  You may incur a loss even if the Percentage Change is positive (but less than 4.1237%).

The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other Than the Valuation Period

The Payment at Maturity will be based on the Final Level (subject to adjustments as described herein).  Therefore, for example, if the closing level of the Reference Asset declined substantially during the Valuation Period compared to the Trade

Date, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the closing level of the Reference Asset prior to the Valuation Period.  Although the actual level of the Reference Asset at maturity or at other times during the term of the Notes may be higher than the Final Level, you will not benefit from the closing level of the Reference Asset at any time other than during the Valuation Period.  In addition, you will not know the Initial Level until ten Business Days after the Trade Date.

If the Levels of the Reference Asset or the Reference Funds Change, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the Reference Asset or the Reference Funds.  Changes in the levels of the Reference Asset or the Reference Funds may not result in a comparable change in the market value of your Notes.  We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Notes is Not the Same as Holding the Reference Funds

Holding the Notes is not the same as holding the Reference Funds. As a holder of the Notes, you will not be entitled to the voting rights or other rights that holders of the Reference Funds would enjoy.

Further, because (a) the calculation of the Adjusted Final Level includes a reduction by the aggregate Index Adjustment Amount, and (b) the Original Issue Price for the Notes is greater than the Principal Amount, the return, if any, on the Notes will not reflect the full performance of the Reference Funds.  Therefore, the yield to maturity based on the methodology for calculating the Payment at Maturity will be less than the yield that would be produced if the Reference Funds were purchased and held for a similar period.

No Assurance that the Investment View Implicit in the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. The Final Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Funds. You should be willing to accept the risks of the price performance of closed-end funds in general and the Reference Funds in particular, and the risk of losing all or some of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Funds will result in your receiving an amount greater than or equal to the Principal Amount of your Notes.

There is no assurance as to the performance of the Reference Asset; Past performance of the Reference Funds should not be taken as an indication of the future performance of the Reference Funds.

The Reference Asset is speculative and involves a high degree of risk.  None of the Issuer, the Calculation Agent, or any affiliate of the Issuer or the Calculation Agent gives any assurance as to the performance of the Reference Asset.  Investors should not conclude that the sale by the Issuer of the Notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the Reference Asset.  Investors should consult with their own financial advisors as to whether an investment in the Notes is appropriate for them.  Past performance of the Reference Funds comprising the Reference Asset should not be taken as a guarantee or assurance of the future performance of the Reference Funds comprising the Reference Asset, and it is impossible to predict whether the value of the Reference Asset will rise or fall during the term of the Notes.

Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Notes

The policies of the Index Sponsor concerning additions, deletions and substitutions of the Reference Funds and the manner in which the Index Sponsor takes account of certain changes affecting those Reference Funds may adversely affect the level of the Reference Asset. The policies of the Index Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Index Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of the Notes.

The Bank Cannot Control Actions by the Index Sponsor and the Index Sponsor Has No Obligation to Consider Your Interests

The Bank and its affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Index Sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of your Notes.

As disclosed in “Information Regarding the Reference Asset—License Agreement—Licensing Fees” in this pricing supplement, the Bank will pay to Raymond James 50% of any Early Redemption Fee.  Raymond James will also receive customary fees for acting as a dealer in connection with the distribution of the Notes, as disclosed in “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Note, (ii) volatility of the level of the Reference Asset and the market’s perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. The value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

Early Redemption Fees will Further Reduce Any Amounts Due to You When You Sell Your Notes Prior to Maturity

Fees charges for Early Redemption will further reduce any amounts due to you when you sell your Notes prior to maturity. The closer to the Original Issue Date you decide to redeem your Notes, the greater the Early Redemption Fee will be.

The Notes Lack Liquidity

The Notes will not be listed on any securities exchange or automated quotation system.  Therefore, there may be little or no secondary market for the Notes.  Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Notes from you.  If at any time Scotia Capital (USA) Inc. was not to make a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

The Bank’s Estimated Value of the Notes Will be Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors.  The original issue price of the Notes will exceed the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes through a third party hedge provider, are included in the original issue price of the Notes.  These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Notes.  As the purchase price of the Notes is above par, the market value of your Notes may suffer even a greater decline in the secondary market. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and may Differ from Others’ Estimates

The Bank’s estimated value of the Notes is determined by reference to the Bank’s and third party hedge provider’s internal pricing models when the terms of the Notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s and third party hedge providers’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for Notes that are greater than or less than the Bank’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Notes from you in secondary market transactions.  See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

Hedging Activities by the Bank May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our respective affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset.  The Bank or one or more of our respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Funds, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Valuation Date.

The Bank or one or more of our respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the level or price of the Reference Asset or the Reference Funds.  Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Funds—and therefore the market value of the Notes and the amount you will receive, if any, on the Notes.  In addition, you should expect that these transactions will cause the Bank, or our respective affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes.  The Bank or our respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

Market Activities by the Bank, Scotia Capital (USA) Inc. for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

The Bank, Scotia Capital (USA) Inc. and our respective affiliates provide a wide range of financial services to a substantial and diversified client base.  As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender.  In those and other capacities, we, and/or our affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Funds, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Notes.  Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Notes, and you should expect that our interests and those of our affiliates, or our clients or counterparties, will at times be adverse to those of investors in the Notes.

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Funds or other securities or instruments similar to or linked to the foregoing.  Investors in the Notes should expect that the Bank and our respective affiliates will offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Bank, Scotia Capital (USA) Inc. and Our Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Reference Funds

The Bank, Scotia Capital (USA) Inc. and our respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base.  You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the Reference Funds, or transact in securities or instruments or with parties that are directly or indirectly related to these entities.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that the Bank, and our respective affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Funds or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes.  In addition, in connection with these activities, certain personnel within us or our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

Other Investors in the Notes May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests.  Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as Noteholders. Further, other investors may enter into market transactions with respect to the Notes, assets that are the same or similar to the Notes, assets referenced by the Notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Notes.  For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Notes or in respect of the Reference Asset.

The Calculation Agent Can Postpone a Valuation Date for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a Valuation Day during the Valuation Period, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, such Valuation Date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although such Valuation Date will not be postponed by more than seven scheduled trading days.  Moreover, if such Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be such Valuation Date, and the Calculation Agent will determine the applicable Final Level that must be used to determine the Payment at Maturity.  Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-18 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

There Is No Affiliation Between Any Reference Fund Manager or the Reference Asset Sponsor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Fund Managers or the Reference Asset Sponsor

The Bank, Scotia Capital (USA) Inc., and our respective affiliates may currently, or from time to time in the future, engage in business with the Reference Funds.  Nevertheless, none of us or our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the Reference Funds. Before investing in the Notes you should make your own investigation into the Reference Asset and the Reference Funds.  See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

There are Risks Associated with Closed-End Funds

Investments in closed-end funds involve certain risks. Because the Notes are linked to the performance of an index comprised solely of closed-end funds, you should carefully consider the following risks associated with investments in closed-end funds generally as well as the strategic risks and sector risks associated with investing in funds with specialized investment strategies, as described below:

•                The Reference Funds May Trade at Fluctuating Discounts from or Premiums to Their Net Asset Values, and this May Adversely Affect Your Return. Shares of closed-end funds typically trade in the open market at discounts from, or premiums to, their net asset value (“NAV”). The levels of such discounts and premiums may fluctuate significantly over time in response to supply and demand, which are influenced by various factors. The level of the Index, and thus the return on the Notes, will be adversely affected if the Reference Funds experience decreases in premiums or increases in discounts, which is a separate risk from the risk of a decline in the value of the Notes due to decreases in the NAVs of the Reference Funds.

•                The Reference Funds are Subject to Market Risk. The prices of shares of closed-end funds are sensitive to general movements in the stock market. A drop in the stock market may depress the prices of shares of closed-end funds. Share prices, like other investments, may move up or down, sometimes rapidly and unpredictably. In addition, market prices of the shares of closed-end funds may be affected by investors’ perceptions regarding closed-end funds generally or their underlying investments. Events that have an adverse effect on the stock market as a whole could have a similarly adverse effect on the value of the Notes, and such adverse effects may not be predictable.

•                The Reference Funds are Subject to Management and Issuer Risk. The success of the strategy of any closed-end fund is subject to the ability of the fund manager to achieve the fund’s investment objective. Issuers of the Reference Funds may not be managed by individuals who are able to achieve their specific investment objectives, and even previously successful fund managers may be unable, due to general financial, economic and political conditions or due to other factors beyond their control, to achieve their investment objectives. Past success in meeting investment objectives does not necessarily indicate that the fund manager will be able to continue to do so. If the fund manager of one or more of the Reference Funds is unable to achieve the relevant fund’s investment objective, the NAV of the fund may decrease and the value of the Notes may be adversely affected.

Further, certain Reference Funds may invest in corporate income-producing securities. The value of such securities may decline for a number of reasons which directly relate to the issuer of those securities, such as management performance, financial leverage and reduced demand for the issuer’s goods and services. Such a decline may adversely affect the value of the Reference Fund, the Reference Asset and the value of your Notes.

•                Shares of Closed-End Funds do not Assure Dividend Payments. Closed-end funds do not guarantee the payment of dividends. Dividends are paid only when declared by the boards of directors of closed-end funds, and the level of dividends may vary over time. If a Reference Fund reduces or eliminates the level of its regular dividends, this may cause the market price of its shares, and therefore of the Notes, to fall.

•                Certain Reference Funds may be Classified as “Non-Diversified.” Certain closed-end funds, including some Reference Funds, may be classified as “non-diversified” under the Investment Company Act of 1940, as amended. A non-diversified fund has the ability to invest more of its assets in securities of a single issuer than if it were classified as a “diversified” fund, which may increase volatility. If the closed-end fund’s investment in an issuer represents a relatively significant percentage of the closed-end fund’s portfolio, the value of the portfolio will be more impacted by a loss on that investment than if the portfolio were more diversified. If the investments of the Reference Funds are concentrated in a particular issuer or set of issuers that experiences a loss, the value of the Notes could be affected.

•                The Value of a Closed-End Fund may not Accurately Track the Value of the Securities in which Such Closed-End Fund Invests. Although the trading characteristics and valuations of a closed-end fund will usually mirror the characteristics and valuations of the securities in which such closed-end fund invests, its value may not accurately track the value of such securities. The value of a closed-end fund will also reflect transaction costs and fees that the closed-end fund constituents do not have. Accordingly, the performance of a Reference Fund may not be equal to the performance of its investments during the term of the Notes.

•      The Organizational Documents of the Reference Funds May Contain Anti-Takeover Provisions. The organizational documents of certain of the Reference Funds may include provisions that could limit the ability of other entities or persons to acquire control of such fund or to change the composition of its board. These provisions could limit the ability of shareholders to sell their shares at a premium to prevailing market prices by discouraging a third party from seeking to obtain control of the relevant closed-end fund.

There are Strategic Risks Associated with Closed-End Funds

Closed-end funds employ various strategies to achieve their investment objectives. The following outlines the key risks of strategies pursued by closed-end funds.

•      There are Risks Associated with Corporate Loans. Some of the Reference Funds may invest in corporate loans, and therefore the Notes are subject to risks associated with corporate loans. Corporate loans in which closed-end funds may invest in may not be rated by a NRSRO at the time of investment, generally will not be registered with the Securities and Exchange Commission and generally will not be listed on a securities exchange. In addition, the amount of public information available with respect to corporate loans generally will be less extensive than that available for more widely rated, registered and exchange-listed securities. Because the interest rates of corporate loans reset frequently, if market interest rates fall, the loans’ interest rates will be rest to lower levels, potentially reducing an investing closed-end fund’s income. No active trading market currently exists for many corporate loans in which closed-end funds may invest and, thus, they are relatively illiquid. As a result, corporate loans generally are more difficult to value than more liquid securities for which a trading market exists.

Reference Funds may also purchase a participation interest in a corporate loan and by doing so acquire some or all of the interest of a bank or other lending institution in a loan to a corporate borrower. A participation typically will result in such closed-end fund having a contractual relationship only with the lender, not the borrower. In this instance, the closed-end fund will have the right to receive payments of principal, interest and any fees to which it is entitled only from the lender selling the participation and only upon receipt by the lender of the payments from the borrower. If the closed-end fund only acquires a participation in the loan made by a third party, the closed-end fund may not be able to control the exercise of any remedies that the lender would have under the corporate loan. Such third-party participation arrangements are designed to give corporate loan investors preferential treatment over high-yield investors in the event of a deterioration in the credit quality of the issuer. Even when these arrangements exist, however, there can be no assurance that the principal and interest owed on the corporate loan will be repaid in full.

•      There are Risks Associated with Leverage Strategies. The Reference Funds may be leveraged. Leverage magnifies both the potential for gain and the risk of loss. Leverage may result from ordinary borrowings or may be inherent in the structure of certain closed-end fund investments such as derivatives. If the prices of such investments decrease, or if the cost of borrowing exceeds any increase in such prices, the NAV of the relevant Reference Fund will decrease faster than if it had not used leverage. To repay borrowings, a closed-end fund may have to sell investments at a time and at a price that is unfavorable. An investment in securities of closed-end funds that use leverage may expose the Notes to higher volatility in the market value of such securities and the possibility that the Notes’ long-term returns on such securities will be diminished.

•      There are Risks Associated with Covered Call Option Writing Strategies. Some of the Reference Funds may engage in a strategy known as “covered call option writing,” which is designed to produce income from option premiums and offset a portion of a market decline in the underlying security. The writer (seller) of a covered call option forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call, but retains the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time at which it may be required to fulfill its obligation as writer of the option. Once an option writer has received an exercise notice, it cannot effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price. As a result, the closed-end funds that engage in covered call option writing may write options on securities that subsequently increase in value above the sum of the premium and the strike price of the call, which could cause such closed-end fund to receive a lower return on such securities than if they had not written such options.

•      There are Risks Associated with Derivatives. Certain Reference Funds may invest in, or enter into, derivatives such as forward contracts, options, futures contracts, options on futures contracts and swap agreements. A derivative instrument often has risks similar to its underlying instrument and may have additional risks, including imperfect correlation between the value of the derivative and the underlying instrument, risks of default by the counterparty to certain derivative transactions, magnification of losses incurred due to changes in the market value of the securities, instruments, indices or interest rates to which the derivative relates, and risks that the derivative instruments may not be liquid.

Derivatives can be volatile, and may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on a Reference Security’s performance. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives. Successful use of derivatives is subject to the ability of the closed-end fund’s manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives.

•      There are Risks Associated with Investing in Fixed Income Securities. The Index is comprised of closed-end funds that may invest in fixed income securities. Investing in the Notes, which are linked to Reference Funds that may invest in fixed income securities, differs significantly from investing directly in the bonds themselves and holding them until maturity since the values of the Reference Funds fluctuate, at times significantly, during each trading day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed income securities, including those underlying the Reference Funds, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. To the extent that the Reference Funds invest in fixed income securities with a longer term remaining to maturity, the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the Reference Funds, will be increased. As a result, rising interest rates may cause the value of the bonds underlying the Reference Funds, the Reference Funds and, therefore, the Notes, to decline.

•      There are Risks Associated with Investing in High-Yield Securities. The Index is composed of Reference Funds that may invest in high-yield securities. Securities of below investment-grade quality are regarded as having predominately speculative characteristics with respect to capacity to pay interest and repay principal, and are commonly referred to as junk bonds. Issuers of high-yield securities may be highly leveraged and may not have available to them more traditional methods of financing. The prices of these lower-grade securities are typically more sensitive to negative developments, such as a decline in the issuer’s revenues or a general economic downturn, than are the prices of higher-grade securities. The secondary market for high-yield securities may not be as liquid as the secondary market for more highly-rated securities, a factor which may have an adverse effect on a closed-end fund’s ability to dispose of a particular security. There are fewer dealers in the market for high-yield securities than for investment grade obligations. The prices quoted by different dealers may vary significantly and the spread between the bid and ask price is generally much larger than for higher quality instruments. Under adverse market or economic conditions, the secondary market for high-yield securities could contract further, independent of any specific adverse changes in the condition of a particular issuer, and these instruments may become illiquid. As a result, a closed-end fund could find it more difficult to sell these securities or may be able to sell the securities only at prices lower than the prices used in calculating a closed-end fund’s NAV.

•      The Reference Funds Are Subject to Interest Rate Risk. There is a risk that debt securities, including debt securities held as collateral, in a Reference Fund’s portfolio will decline in value because of increases in market interest rates. When market interest rates rise, the market value of such debt securities, generally, will fall. If a Reference Fund invests in debt securities, then there is a risk that the NAV and market price of its units will decline if market interest rates rise.

During periods of declining interest rates, the issuer of a security may exercise its option to prepay principal earlier than scheduled, forcing a closed-end fund to reinvest in lower-yielding securities. This is known as call or prepayment risk. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security’s duration and reduce the value of the security. This is known as extension risk. Any of these events may adversely affect the value of any given Reference Fund, the Reference Asset and the value of your Notes.

•      The Reference Funds Are Subject to Credit Risk. A closed-end fund may be adversely affected if the issuer of a debt obligation, or the counterparty to a derivatives contract, repurchase agreement, loan of portfolio securities or other obligation, is, or is perceived to be, unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations. The downgrade of a security may further decrease such fund’s value. Such events may adversely affect the value of any given Reference Fund, the Reference Asset, and the value of your Notes.

•      The Reference Funds Are Subject to Inflation Risk. Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Reference Funds and distributions, if any, made by the Reference Funds can decline, which may adversely affect the value of your Notes.

•      The Reference Funds Are Subject to Currency Exchange Rate Risk. The Notes are linked to Reference Funds that may invest in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. securities strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of such closed-end funds. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the securities in which such closed-end funds invest will be adversely affected and the value of the Notes may decrease.

•      There are Risks Associated with Emerging Market Issuers. Some of the Reference Funds may invest in emerging markets, and therefore the Notes are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market issuers may be more volatile and may be affected by market developments differently than U.S. issuers. You should carefully consider the risks related to emerging markets, to which the Notes are susceptible, before making a decision to invest in the Notes.

•      There are Risks Associated with Foreign Securities Markets. Some of the Reference Funds may invest in securities issued by foreign issuers. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. issuers involves particular risks. There is generally less publicly available information about non-U.S. issuers than about those U.S. issuers that are subject to the reporting requirements of the SEC, and non-U.S. issuers are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting issuers. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

•      There are Risks Associated with Preferred Stock. Some of the Reference Funds may invest in preferred stock. Generally, preferred stockholders have no voting rights with respect to the issuing company unless certain events occur. In addition, preferred stock is subordinated to bonds and other debt instruments in a company’s capital structure and therefore will be subject to greater credit risk than those debt instruments. In addition, because some preferred stock may pay dividends at a fixed rate, the market price can be sensitive to changes in interest rates in a manner similar to bonds—that is, as interest rates rise, the value of the preferred stock is likely to decline. To the extent that any Reference Asset constituent closed-end fund invest their assets in fixed rate preferred stock, rising interest rates may cause the value of such closed-end fund’s investments to decline significantly.

•      There are Risks Associated with Securities Lending. Some of the Reference Funds may lend their portfolio securities. There may be risks of delay and costs involved in recovery of securities or even loss of rights in the collateral should the borrower of the securities fail financially. These delays and costs could be greater with respect to foreign securities. Reference Funds also bear the risk that the reinvestment of collateral will result in a principal loss. Finally, there is the risk that the price of the securities will increase while they are on loan and the collateral will not be adequate to cover the increase in value.

•      There are Risks Associated with Mortgage-Backed Securities. Some of the Reference Funds may invest in mortgage-backed securities (“MBS”). The value of relevant Reference Funds may be adversely affected by fluctuations in interest rates and the prepayment of the mortgage loans underlying the MBS held by the closed-end fund. Mortgage loans are most likely to be prepaid in a declining interest rate environment. Prepayment may reduce the closed-end fund’s dividend payments because the proceeds of a prepayment may be invested in lower-yielding securities. In a rising interest rate environment, a declining prepayment rate will extend the average life of many MBS which in turn would lengthen the duration of the closed-end fund’s portfolio. This possibility is often referred to as extension risk. Extending the average life of an MBS increases the risk of depreciation due to future increases in market interest rates. The value of relevant Reference Funds can also be adversely affected by the existence of premiums on the price of MBS the issuer acquires. Certain government agencies or instrumentalities, such as the Government National Mortgage Association (BNMA), the Federal National Mortgage Association (FNMA), and the Federal Home Loan Mortgage Corporation (FHLMC), provide a guarantee as to timely payment of principal and interest for MBS each entity issues, backs or otherwise guarantees. Guarantees may or may not be backed by the full faith and credit of the U.S. government.

There are Risks Associated with the Financial Services Sector

The financial services sector includes companies engaged in banking, commercial and consumer finance, investment banking, brokerage, asset management, custody or insurance. Because the Index includes closed-end funds that may invest in companies that operate in the financial services sector, the Notes are sensitive to changes in, and its performance may depend on, the overall condition of the financial services sector. Companies in the financial services sector may be subject to extensive government regulation that affects the scope of their activities, the prices they can charge and the amount of capital they must maintain. The profitability of companies in the financial services sector may be adversely affected by increases in interest rates. The profitability of companies in the financial services sector may also be adversely affected by loan losses, which usually increase in economic downturns. In addition, the financial services sector is undergoing numerous changes, including continuing consolidations, development of new products and structures and changes to its regulatory framework. Furthermore, increased government involvement in the financial services sector could result in a change of the Index’s exposure to financial institutions. Recent developments in the credit markets have caused companies operating in the financial services sector to incur large losses, experience declines in the value of their assets and even cease operations.

The Reference Funds are not Equally Weighted and Changes in the Values of the Reference Funds May Offset Each Other

Because the Reference Funds are not equally weighted, the same percentage change in two or more Reference Funds will have different effects on the Closing Level. For example, because The Reaves Utility Income Fund (NYSE MKT: UTG) has a weight of 7.15% as of the January 4, 2016 rebalancing, any decrease in this closed-end fund will have a significantly greater effect on the Closing Level than a comparable percentage increase in the value of lesser-weighted closed-end funds. In addition, although the weight of each Reference Fund is subject to a cap, the weights of the Reference Funds may vary between quarterly rebalancings. See “Information Regarding the Reference Asset” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

The Raymond James CEFR Domestic Equity Total Return Index is a proprietary closed-end fund index (the “Index”). The rules for constructing and rebalancing the Index were developed by the Index Sponsor. The Index level is calculated and published by Solactive AG (the “Index Calculation Agent”).

The Index is composed of closed-end funds selected in accordance with the methodology below by the Closed-End Fund Research Department of the Index Sponsor from a universe of approximately 560 U.S. closed-end funds that are included in either the Morningstar U.S. Sector Equity category or the Morningstar U.S. Equity category.

The Index is the exclusive property of, and currently sponsored by, the Index Sponsor, which has contracted with the Index Calculation Agent to maintain the Index.  The Index Sponsor retains final discretion as to the manner in which any calculations are performed and in which the Index is constructed, and may supplement, amend, revise the rules for maintaining the Index at any time and without prior notice and may terminate the Index.  The Issuer has no involvement in the creation, calculation or maintenance of the Index.  For detailed information regarding the Index please refer to the Index methodology at https://www.raymondjames.com/capitalmarkets/equity_capital_markets/researchindexes/CEF.pdf.  The Index methodology is not part of, or incorporated by reference in, this pricing supplement.

The issuers of the securities comprising the Index are not in any way sponsored by or affiliated with the Index Sponsor or the Index Calculation Agent.  None of the Index Sponsor or the Index Calculation Agent has any obligation to take the needs of any person into consideration in composing, determining, rebalancing or calculating the Index (or causing the Index to be calculated).  In addition, none of the Index Sponsor or the Index Calculation Agent makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Index and/or the value of the Index at any particular time on any particular day, or otherwise, and none of the Index Sponsor or the Index Calculation Agent shall be liable, whether in negligence or otherwise, to any person for any errors or omissions in the Index or the calculation of the Index or under any obligation to advise any person of any errors or omissions.

Closed-End Funds

Closed-end funds are investment vehicles with a fixed number of shares that invest in various types of income-producing securities, including, but not limited to, fixed-income securities, equity securities, foreign securities, municipal securities, preferred securities, convertible securities, commodities, real estate related securities and derivatives.  Closed-end funds employ a variety of investment strategies, including, but not limited to, dividend strategies, tax and risk-managed strategies, sector and industry strategies, limited duration strategies, covered call option strategies, balanced strategies, leverage strategies or global and international strategies.  A closed-end fund is a managed investment company.  Unlike open-end mutual funds, however, closed-end funds do not continuously offer their shares at a price based upon the current net asset value (“NAV”).  Rather, closed-end funds typically issue a fixed number of shares that are listed on a national securities exchange.  Shares of a closed-end fund trade at market price (which may be at a discount or premium to the NAV) and they are not routinely redeemable directly by the fund.  Closed-end funds are registered under the Investment Company Act of 1940 (the “1940 Act”) and their shares are typically registered under the Securities Act of 1933 (the “Securities Act”).  Trading in shares of a closed-end fund that are listed on an exchange is subject to the Securities Exchange Act of 1934 (the “Exchange Act”) as well as the listing standards of the national securities exchange.

Calculation of the Index

The Index’s features and construction seek to measure at least 25 closed-end funds that meet certain minimum market capitalization and daily average value traded characteristics which are then given a modified volume weighting (each such closed-end fund, a “Constituent”).  The Constituents are then ranked according to their respective discount to NAV, with those with the lowest discount ranking higher in the Index. Eligibility for inclusion in the Index is not restricted by the types of securities or other instruments or the industries or sectors in which the Constituents invest or the types of investment strategies they may employ. As a result, the Index Constituents may invest in a variety of securities and industries or sectors and employ a variety of different investment strategies. Funds may not apply, and may not be nominated, for inclusion in the Index.

The Index has a base date of July 1, 2013 and a base Index level of 1,000 (the “Base Index Value”).

The Index is calculated as follows:

Where:

Dt = Bt/Base Index Value = divisor at time (t)

n = the number of stocks in the Index

pi0 = the closing price of stock i at the base date

qi0 = the number of shares of fund i at the base date

ri0 = 1

fi0 = 1

pit = the price of stock i at time (t)

qit = the number of shares of fund i at time (t)

rit = 1

fit = 1

Ct = the adjustment factor for the base date market capitalization

t = the time the Index is computed

Mt = the market capitalization of the Index at time (t)

Bt = the adjusted base date market capitalization of the Index at time (t)

Dividend payments are reinvested in the Index Constituents on a proportional basis.

Divisor Adjustments

Corporate actions affect the share capital of Index Constituents and, therefore, trigger increases or decreases in the Index. To avoid distortion, the divisor of the Index is adjusted accordingly. Changes in the Index’s market capitalization due to changes in the composition (additions, deletions or replacements), weighting (following greater than de minimis quarterly rebalancings or changes in a single Constituent’s share number) or corporate actions (liquidations, conversions, mergers, spin-offs, rights offerings, repurchase of shares, public offerings, return of capital, or special cash or stock distributions of other stocks) result in a divisor change to maintain the Index’s continuity. By adjusting the divisor, the Index value retains its continuity before and after the event. For rights offerings, the Index Calculation Agent will price the rights during the subscription period, not before or after. Alternatively, the Index Calculation Agent may start pricing the rights after the ex date and before the subscription period, under the condition that the rights are priced daily.

The following formulae will be used for divisor adjustments. (Note: No divisor adjustments are necessary for stock splits, since market capitalization does not change and the share number and share price are adjusted prior to the opening of trading on the split’s ex-date.)

Where:

Dt = the divisor at time (t)

Dt+1 = the divisor at time (t+1)

pit = the stock price of fund i at time (t)

qit = the number of shares of fund i at time (t)

rit = 1

fit = 1
= the change in market capitalization calculated by adding new Index Constituents’ market capitalization and adjusted market capitalization (calculated with adjusted closing prices and shares effective at time (t+1)) and/or subtracting market capitalization of Index Constituents to be deleted (calculated with closing prices and shares at time (t))

If the current trading price of an Index Constituent is unavailable, the previous trading session’s closing price will be used. However, if the Index Constituent is affected by any corporate action that requires an adjustment, then the adjusted price will be used.

Adjustments for Corporate Actions.  An Index divisor may decrease (▼) or increase (▲) or keep constant (¢) when corporate actions occur for an Index Constituent. Assuming shareholders receive “B” new shares for every “A” share held for the following corporate actions:

Index Constituent change	Adjustment to Divisor
Cash dividend	Decrease (▼) adjusted price = closing price - dividend announced by the Constituent
Special cash dividend	Decrease (▼) adjusted price = closing price - dividend announced by the Constituent
Share split and reverse share split	Keep constant (¢) adjusted price = closing price * A / B new number of shares = old number of shares * B / A
Rights offering	Keep constant (¢) adjusted price = (closing price * A + subscription price * B) / (A + B) new number of shares = old number of shares * (A + B) / A
Stock dividend	Keep constant (¢) adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
Stock dividend of a different fund security	Decrease (▼) adjusted price = (closing price * A - price of the different fund security * B) / A
Return of capital and share consolidation	Decrease (▼) adjusted price = (closing price - dividend announced by fund) * A / B new number of shares = old number of shares * B / A
Repurchase shares-self tender	Decrease (▼)

adjusted price = [(price before tender * old number of shares) - (tender price * number of tendered shares)] / (old number of shares - number of tendered shares) new number of shares = old number of shares - number of tendered shares

Combination stock distribution (dividend or split) and rights offering

Increase (▲)

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:

•                  If rights are applicable after stock distribution (one action applicable to other):

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [ (A + B) * (1 + C / A) ] new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

•                  If stock distribution is applicable after rights (one action applicable to other):

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)] new number of shares = old number of shares * [ ( A + C ) * ( 1 + B / A) ]

Stock distribution and rights (neither action is applicable to the other)	Increase (▲) adjusted price = [closing price * A + subscription price * C] / [A + B + C] new number of shares = old number of shares * [A + B + C]

Eligibility Criteria for Closed-End Funds to be Included in the Index

The following rules are applied to determine if a closed-end fund is eligible for inclusion in the Index:

1.	The closed-end fund must have an average minimum net assets of over $100,000,000, measured over a 20-day period.
2.	The closed-end fund must trade on average a $750,000 daily trading volume in any 50-day period.
3.	Closed-end funds trading at a 10% premium to NAV or higher in any 90-day period are excluded.
4.	The closed-end fund must trade at a discount to the fund’s NAV.
5.	The closed-end fund must publish either a weekly or daily NAV.
6.	Closed-end funds with less than a three-year trading history are excluded.
7.	The closed-end funds must be included in either the Morningstar U.S. Sector Equity or Morningstar U.S. Equity category.
8.	The closed-end fund must pay regular quarterly or monthly distributions; closed-end funds with annual or no distributions will be excluded.
9.	Closed-end funds must be organized in the United States.
10.	Each closed-end fund must be registered as an investment company under the Investment Company Act and listed on the NYSE, NYSE MKT or the NASDAQ.
11.	Closed-end funds that trade on the over-the-counter market (“OTC”) are excluded.
12.	Physical commodity closed-end funds will be excluded.

Index Constituent Ranking

On each quarterly rebalancing date (as defined below), the Index Constituents are ranked as follows:

1.             Eligible closed-end funds will be ranked by a 12-month Z-score from lowest to highest, with the lowest Z-score fund receiving a 1, the second lowest Z-score fund receiving a 2, etc.;

2.             Eligible closed-end funds will be ranked by (current discount – 3-month average discount) with the lowest discount spread receiving a 1, the second lowest receiving a 2, etc.;

3.             Eligible closed-end funds will be ranked by (current discount – 12-month average discount) with the lowest discount spread receiving a 1, the second lowest spread receiving a 2, etc.;

4.             Eligible closed-end funds will be ranked by 3-year standard deviation with the lowest standard deviation receiving a 1, the second lowest receiving a 2, etc.

5.             The four criteria listed above (1-4) will be summed.

a.             Limit the number of Constituents that are designated as “sector specific” to two per sub-sector (including REITs).  The two highest ranked funds per sub-sector will be included.  All other funds in that sub-sector will be removed.

6.             The top 25 closed-end funds (lowest sum) based on this ranking will be included in the Index.

Rebalancing Date Adjustments

On each quarterly rebalancing date, the Index Constituents are selected in accordance with the following steps:

1.             Remove those Constituents that do not meet the eligibility criteria described above.

2.             Remove any Constituent that changes its “fundamental” investment objective.

3.             Remove any Constituent that changes its investment adviser.

4.             Remove at the next quarterly rebalance date any Constituent that either delists, converts to an open-end fund or liquidates.

5.             Remove any Constituent that has an average market capitalization of less than $50,000,000 over the 20 Trading Days prior to the quarterly rebalancing date (the “Measurement Period”).

6.             Remove any Constituent that has a trailing 50-day average daily trading volume of less than $400,000 over the Measurement Period.

7.             Remove any Constituent that has traded at an average 10% premium to NAV or higher during the Measurement Period.

8.             Remove at the next quarterly rebalance date any Constituent that eliminates its distribution.

9.             If any Constituent does not meet the eligibility criteria described above, that constituent will be replaced with the next highest rated closed-end fund based on the ranking methodology described above under “—Index Constituent Ranking” that is not currently in the Index.

10.      Limit the number of Constituents that are designated as “sector specific” to two per sub-sector (including REITs).

Z-score

A “Z-score” is used to measure a closed-end fund’s discount or premium relative to its average discount or premium to NAV, and is measured in units of standard deviation.  For example, a negative Z-score indicates that the closed-end fund’s current discount is lower than average.  A Z-score is calculated using the following equation:

Z-score = _(Current Discount/Premium – Average Discount/Premium)_
                               (Standard Deviation of Discount/Premium)

Constituent Weightings

The Index is rebalanced quarterly over a ten-day period to ensure that rebalance transactions stay below the average daily trading volumes. Beginning on the close of the first Trading Day of the first month of the quarter (the “quarterly rebalancing date”), and continuing until the close of the tenth Trading Day of that month, the weights of the Index Constituents on the nth day are set as follows.

where:

t0	=	First rebalancing day
Weighti (t)	=	Weight of Index Constituent i at time t
Weight i *	=	Target weight of Index Constituent i after the rebalance
n	=	nth day of the rebalancing period
D	=	Total number of days in the rebalancing period (10)

The first adjustment was made on April 1, 2015 based on the trading prices of the Index Constituents on the Record Date (as defined below).

Current Index Constituents

The table below lists the Constituents currently included in the Index, their current weighting by volume, their market symbols and the exchanges on which they are traded, as of the January 4, 2016 rebalancing.  All Constituents have an equal base weight of 0.4%, resulting in an Index volume weighting of 90% and an equal Index base weighting of 10%.

Closed-end fund	Primary exchange	Symbol	Volume weighting
AllianzGI NFJ Dividend Interest & Premium Strategy Fund	NYSE	NJF	8.13%
The Reaves Utility Income Fund	NYSE MKT	UTG	7.15%
First Trust Enhanced Equity Income Fund	NYSE	FFA	1.46%
BlackRock Global Energy and Resources Trust	NYSE	BGR	3.98%
Nuveen Core Equity Alpha Fund	NYSE	JCE	1.57%
Royce Micro-Cap Trust, Inc.	NYSE	RMT	3.14%
Blackrock Resources and Commodities Strategy Trust	NYSE	BCX	6.81%
Blackrock Utility and Infrastructure Trust	NYSE	BUI	2.00%
Fiduciary/Claymore MLP Opportunity Fund	NYSE	FMO	7.10%
Gabelli Multimedia Trust, Inc.	NYSE	GGT	1.43%
Tekla Healthcare Investors Fund	NYSE	HQH	4.99%
GAMCO Global Gold Natural Resources & Income Trust	NYSE MKT	GGN	4.70%
Adams Diversified Equity Fund, Inc.	NYSE	ADX	3.36%
Royce Value Trust, Inc.	NYSE	RVT	6.77%
Gabelli Dividend & Income Trust	NYSE	GDV	5.44%
BlackRock Enhanced Equity Dividend Trust	NYSE	BDJ	5.58%
Zweig Fund, Inc.	NYSE	ZF	1.47%
Gabelli Equity Trust, Inc.	NYSE	GAB	3.82%
Source Capital, Inc.	NYSE	SOR	3.82%
Tekla Life Sciences Investors	NYSE	HQL	2.27%
Eaton Vance Risk-Managed Diversified Equity Income Fund	NYSE	ETJ	3.33%
Voya Infrastructure Industrials and Materials Fund	NYSE	IDE	2.30%
Nuveen Dow 30SM Dynamic Overwrite Fund	NYSE	DIAX	1.99%
Eaton Vance Enhanced Equity Income Fund	NYSE	EOS	2.89%
Cohen & Steers Quality Income Realty Fund, Inc.	NYSE	RQI	4.50%

Rules for Reconstitutions, Rebalancings and Index Changes

The Index is calculated by the Index Calculation Agent.  The Index Calculation Agent is also responsible for Index maintenance and price dissemination.  The calculation, maintenance and dissemination rules are as follows:

Index Changes. Index changes take place on the quarterly rebalancing date, except as described below in the event of certain corporate actions, such as mergers, acquisitions and delistings. In such cases, the Index change is applied prior to the effective date of the action, unless otherwise determined by the Index Sponsor. Share increases and decreases are reflected on the rebalancing date. Whenever possible, changes will be announced at least two business days prior to their implementation.

Index Rebalancings. The Index is rebalanced and reconstituted quarterly for additions and deletions to the Index over a ten-day period beginning on the close of the first Trading Day of the first month of the quarter and continuing until the close of the tenth Trading Day of that month.  Unless indicated otherwise above, the Record Date for meeting any eligibility criteria will be the second business day prior to the related quarterly rebalancing date.

Additions and Deletions due to Corporate Actions. Additions and deletions to the Index are made in ten proportional allocations in the event of the deletion of an Index Constituent due to a corporate action. When an Index Constituent is deleted, no replacement Index Constituent is added. Deletions are made at any time, in the event a closed-end fund is liquidated, delisted, files for bankruptcy, is acquired or merges with another closed-end fund. Upon any deletion, the weight of the removed Index Constituent is reallocated proportionately to the remaining constituent Index Constituents. Additions are made only upon the effective date of the quarterly rebalancing.

Index Maintenance

In addition to the scheduled reviews, the Index is reviewed on an ongoing basis. Changes in Index composition and related weight adjustments are necessary whenever there are extraordinary events such as liquidations, conversions, delistings, bankruptcies, mergers or takeovers involving Index Constituents. In these cases, each event will be taken into account on its effective date. A rebalance of the Index affected by these events will be at the discretion of the Index Sponsor in the event a significant Constituent is affected. Whenever possible, the changes in the Index Constituents will be announced at least two business days prior to their implementation date.

Changes of Eligible Securities. In the event that an Index Constituent no longer meets the eligibility requirements described above, it will be removed from the Index on the effective date of the next rebalancing.

Changes of Sector Classification. Closed-end funds are eligible for inclusion in the Index based on their inclusion in an applicable sector. Mergers, takeovers and spin-offs, as well as changes in a closed-end fund’s investment approach, may cause a closed-end fund to lose its eligibility. In such a circumstance, the Constituent will be removed from the Index on the effective date of the next rebalancing. A Constituent’s classification may also require an immediate change as the result of a special event such as a merger, takeover or spin-off.

Mergers. If two Index Constituents merge, their component positions will be replaced by the surviving Index Constituent immediately. If an Index Constituent merges with a non-Index component, its component position will be replaced by the non-Index component, if the non-Index component meets the eligibility criteria described above. In the event of mergers of equals, the combined trading history of the predecessor closed-end funds will be used for evaluation. If the combined closed-end fund fails to meet the eligibility criteria described above, it will be deleted. If deleted, the weight of the combined closed-end fund will be redistributed proportionately to the remaining Index Constituents.

Takeovers. If an Index Constituent is taken over by another Index Constituent, the former will be removed from the Index immediately upon completion of the takeover. If an Index Constituent is taken over by a non-Index component, it will be replaced by the acquiring non-Index component immediately, if the acquiring non-Index component meets the eligibility criteria described above. If the acquiring non-Index component does not meet the eligibility criteria described above, the weight of the removed Index Constituent will be reallocated proportionately to the remaining Index Constituents.

Conversions. If an Index Constituent is converted to a corporate entity other than a closed-end fund, it will be deleted from the Index five business days following the effective date of the conversion and the weight of the removed Index Constituent will be reallocated proportionately to the remaining Index Constituents.

Share Offerings, Tenders and Purchases. All share offerings, tenders and purchases that result in an increase or decrease of shares will be implemented at the quarterly rebalancings.

Removal of Index Constituents Due to Delisting or Extreme Financial Distress. If an Index Constituent is delisted by its primary market, or is in extreme financial distress, it will be removed from the Index as follows:

•                  If an Index Constituent is delisted by its primary market due to failure to meet financial or regulatory requirements, it will be removed from the Index and its weight will be reallocated to the remaining Index Constituents.

•                  If the Index Constituent appears to be in extreme financial distress, it will be removed from the Index to protect the integrity of the Index and the interests of investors in products linked to the Index.

Pricing of Index Constituents in Extreme Financial Distress. When an Index Constituent is suspended from trading due to financial distress and subsequently delisted by its primary market prior to resumption of trading, the Index Calculation Agent will use the best-available alternate pricing source to determine the value at which the Index Constituent should be removed from the Index. If the Index Constituent’s primary market price is no longer available due to its suspension or delisting, a current price from another exchange, such as a regional or electronic marketplace, may be used. In the absence of those prices in the case of U.S. securities, OTC Bulletin Board, OTC Equity (non-OTCBB stocks), and Pink Sheet traded prices could be applied in that order. If neither a traded price nor a bid/asked range is available, the Index Sponsor will evaluate the status of the suspended stock and if the security has become worthless or is likely to remain too illiquid to be traded, it will be removed from the Index at 0.01 times the local currency of the stock.

Minimum Number of Constituents

At no time will the Index be comprised of fewer than 25 Constituents.  The Index will be suspended if at any time there are fewer than 25 Constituents.

Market Disruptions

If the closing price of any Index Constituent is not available on any Trading Day, the Index Calculation Agent will use that Index Constituent’s last available closing price to calculate the level of the Index.

Trading Day

A “Trading Day” is a day, as determined by the Index Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the NYSE MKT, NASDAQ, the Chicago Mercantile Exchange, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market.

Index Data

The Index level is published by Solactive AG under the Bloomberg tickers “RJCEFPR” (price return) and “RJCEFTR” (total return) on each Trading Day after the end of the Trading Day.

Announcements

Announcements of changes to the Index or to the Index methodology will be published by the Index Sponsor within 14 days following the implementation of any such change.

Holidays

The Index is calculated only when U.S. equity markets are open.

License Agreement

Raymond James & Associates, Inc. and the Bank have entered into a non-exclusive license agreement, granting the Bank, and certain of its affiliates, in exchange for a fee, permission to use the Index in connection with the offer and sale of the Notes. The Bank is not affiliated with Raymond James; the only relationship between Raymond James and the Bank are the licensing of the use of the Raymond James CEFR Domestic Equity Index (a trademark of Raymond James) and trademarks relating to the Index, the payment of fees to Raymond James by Scotia Capital (USA) Inc., an affiliate of the Bank, in connection with the distribution of the Notes by Raymond James, and the payment by the Bank to Raymond James of a portion of the Early Redemption Fee, each as described in “Supplemental Plan of Distribution (Conflicts of Interest)” and “Summary—Early Redemption Fee” in this pricing supplement.  The Bank does not accept any responsibility for the calculation, maintenance or publication of the Index or any successor index.

Licensing Fees.  Under the license agreement, the Bank has agreed to pay Raymond James & Associates, Inc. up to 1.00% of the Principal Amount over the term of the Notes.  Additionally, the Bank will pay to Raymond James & Associates, Inc. 50% of any Early Redemption Fee.

The Notes are not sponsored, endorsed, sold or promoted by Raymond James Financial, Inc., or its subsidiaries or affiliates (collectively “RJF”).  RJF makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general closed-end fund performance.  RJF’s only relationship to the Bank is the licensing of certain trademarks and trade names of RJF and of the Index, which is determined, composed and calculated by RJF without regard to the Bank or the Notes.  RJF and its third party licensors have no obligation to take the needs of the Bank or the owners of the Notes into consideration in determining, composing or calculating the Index.  RJF is not responsible for and has not participated in the determination of the prices and amount of the Notes or in the determination or calculation of the equation by which the Notes is to be converted into cash.  RJF has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RJF DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  RJF SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN.  RJF MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL RJF BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The marks RAYMOND JAMES, RJF and RAYMOND JAMES CEFR DOMESTIC EQUITY INDEX are trademarks of Raymond James Financial, Inc., and have been licensed for use by the Bank.

Disclaimer

The Notes are not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index level at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the Notes. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the Notes constitutes a recommendation by Solactive AG to invest capital in said Notes nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in the Notes.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Reference Asset, based on daily closing levels. The closing level of the Reference Asset on February 19, 2016 was 1103.21.  Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
*4/10/2015	6/30/2015	1,356.40	1,267.69	1,276.05
7/01/2015	9/30/2015	1,290.31	1,141.40	1,159.91
10/01/2015	12/31/2015	1,261.46	1,153.90	1,217.29
**1/01/2016	2/19/2016	1,217.29	1,064.99	1,103.21

* Because the current methodology of the Index was created in April 10, 2015, available information for the second calendar quarter of 2015 only includes data for the period from April 10, 2015 through June 30, 2015. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015. See “Additional Risks—There are uncertainties regarding the Index because of its limited performance history” in this pricing supplement.

** As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 1, 2016 through February 19, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016. See “Additional Risks—There are uncertainties regarding the Index because of its limited performance history” in this pricing supplement.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (i) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (ii) the derivative or derivatives underlying the economic terms of the Notes.  The Bank’s estimated value does not represent a minimum price at which the Bank would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt.  For additional information, see “Additional Risks—The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the Bank’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Additional Risks—The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  The difference between the estimated value and the original issue price of Notes sold above par will be even greater than that of the Notes sold at par.  These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes.  See “Additional Risks—The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Notes and, as part of the distribution, will sell the Notes to Raymond James at a discount of up to $20.00 (2.00%) per $1,000 Principal Amount of the Notes.  Raymond James may pay Scotia Capital (USA) Inc. up to $10.00 (1.00%) per $1,000 Principal Amount of the Notes as a structuring fee.  Raymond James will also receive licensing fees for the Reference Asset and a portion of the Early Redemption Fee, as described in “Description of the Reference Asset—Licensing Agreement—Licensing Fees.”

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc. and its affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

CERTAIN CANADIAN INCOME TAX CONSEQUENCES

See “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” at page S-24 of the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are uncertain.  No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes.  In the opinion of our special tax counsel, Allen & Overy LLP, which is based on current market conditions, it would be reasonable to treat the Notes as pre-paid cash-settled derivative contracts for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

For a more detailed discussion of the United States federal income tax consequences with respect to your Notes, you should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the discussion set forth in “United States Taxation” of the accompanying prospectus.  In particular, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement and non-U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

We will not attempt to ascertain whether any of the Reference Funds would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If a Reference Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the Reference Funds and consult your tax advisor regarding the possible consequences to you in this regard.

In this regard and in regard to a potential application of the “constructive ownership” rules, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement.

Because other characterizations and treatments are possible the timing and character of income in respect of the Notes might differ from the treatment described above.  You should carefully review the discussion set forth in “Alternative Treatments” in the product prospectus supplement for the possible tax consequences of different characterizations or treatment of your Notes for U.S. federal income tax purposes.  It is possible, for example, that the Internal Revenue Service (“IRS”) might treat the Notes as a single debt instrument subject to the special tax rules governing contingent payment debt instruments.  Alternatively, the IRS may treat the Notes as a series of derivative contracts, each of which matures on the next rebalancing date of the reference asset, in which case you would be treated as disposing of the Notes on each rebalancing date in return for a new derivative contract that matures on the next rebalancing date, and you would recognize capital gain or loss on each rebalancing date.

The IRS has also issued a notice that may affect the taxation of the Notes.  According to IRS Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue ordinary income currently and this could be applied on a retroactive basis.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to actual or estimated U.S.-source dividends. Recently issued final Treasury regulations expand the scope of withholding under Section 871(m) of the Code to apply to certain equity-linked instruments issued (or significantly modified) on or after January 1, 2017. Accordingly, withholding pursuant to Section 871(m) of the Code generally is not expected to be required on the Notes. If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Foreign Account Tax Compliance Act.  Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Withholding pursuant to FATCA on such “pass-thru” payments will commence no earlier than January 1, 2019. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are issued on or before the date that is six months after the date on which final Treasury regulations defining “foreign passthru payments” are published (and are not materially modified thereafter). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF NOTES AND RECEIVING PAYMENTS UNDER THE NOTES.

VALIDITY OF THE NOTES

In the opinion of Allen & Overy LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated November 10, 2014, which has been filed as Exhibit 5.1 to the Bank’s Form F-3 dated November 10, 2014.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 10, 2014, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on November 10, 2014.